                                                 Exhibit 99.1

Lexmark International Board of Directors elects Jean-Paul Montupet as a director

LEXINGTON, Ky., October 26, 2006 -- Lexmark International, Inc. (NYSE: LXK) today announced that its Board of Directors has elected Jean-Paul L. Montupet, 58, as a new director.

Montupet is an executive vice president of St. Louis, Mo.-based Emerson (NYSE: EMR), a $17.3 billion manufacturer of electrical and electronic equipment and systems and other products for consumer, commercial and industrial markets. He is responsible for the company’s industrial automation business and also serves as president of Emerson Europe.

Montupet has held executive positions with Emerson in Europe, the U.S. and Asia, including as chairman of Emerson Asia Pacific. Montupet joined Emerson and was named an executive vice president in 1990 with its acquisition of Moteurs Leroy Somer SA, where he had been chairman and director of North American operations. He joined Moteurs Leroy Somer in 1981.

Montupet is a member of the Board of Directors of PartnerRe Ltd., an international reinsurance group. He also is a member and former chairman of the board of governors of the National Electrical Manufacturers Association (NEMA).

“We are delighted to have Jean-Paul Montupet join the Lexmark Board of Directors and look forward to benefiting from his global business management and industry experience,” said Paul J. Curlander, Lexmark chairman and chief executive officer.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2005, Lexmark reported $5.2 billion in revenue and employed more than 13,000 people globally. Learn how Lexmark can help you get more done at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.